INVESTORS FIDUCIARY TRUST COMPANY

                       FOUNDERS ASSET MANAGEMENT, INC.
                            PROPOSED FEE SCHEDULE
                            EFFECTIVE AUGUST, 1996


I.    SECURITY CUSTODY

      A.    Asset-Based Fee on a total relationship basis, Domestic Securities
            ------------------------------------------------------------------

            .65/100 of 1 % (.65 basis points) on the first $1 billion in assets .55/100 of 1 % (.55 basis points) on the next $1 billion in assets .50/100 of 1 % (.50 basis points) on the remaining assets

            Transaction Fee, per transaction:
               Physical Delivery - $15.00
               Depository Eligible - $6.00
               Participant Trust Company (PTC) Eligible - $6.00 PTC Asset-backed Security Paydown - $10.00
               Other Asset-backed Security Paydown - $10.00
               Federal Funds Wire Received or Delivered - $4.50

      B.    Foreign Securities
            ------------------

            See the attached Global Fee Exhibit

      C.    Balance Credits
            ---------------

            Custody:
               IFTC will offset fees with balance credits calculated at 85% of the bank credit rate (see below) applied to average custody collected cash balances for the month. Balance credits can be used to offset fees for all direct fee services provided by IFTC. Any credits in excess of fees will be carried forward from month to month through the end of the calendar year. For calculation purposes, IFTC uses an actual/actual basis.

            Note: The bank credit rate is the equivalent to the lesser of:
            - The average  91-day  Treasury Bill discount rate for the month; or
            - The average Federal Funds rate for the month less 50 basis points.

      D.    Overdraft Charges
            -----------------

            Overdrafts will be calculated at the Prime rate (as published in the Wall Street Journal) and charged on a daily basis.

II.   BANK OPERATIONS

      A.    Item Charges
            ------------

            Account Maintenance              $60.00 per account/month
            Checks Cleared                   $0.17 per check
            Deposited Items *
            Pre-encoded                      $0.085
            Unencoded                        $0.125
            Federal Reserve Check Chg        $0.08
            Internal Transfers               $1.00 per transfer
            Microfilming Checks              $0.015
            Return Items                     $1.15 per item
            Check Copies                     $3.00 per check
            NSCC Settlement                  $200.00 per month (out of pocket)
            ACH Item Fee                     $0.10 per item
            ACH File Fee                     $15.00 per file
            Wires In/Out                     $4.50 per wire
            Stop Payments                    $15.00 per check
            Signature Verification           $0.40 per check
            Returning Checks to
              Shareholders**                 $0.10 per check
            Overdraft Charges                Prime rate per Wall Street Journal

      B.    Balance Credits
            ---------------

            Transfer Agency:
               IFTC will offset fees with balance credits on transfer agency balances calculated at 50% of the bank credit rate (see below) applied to average collected cash balances for the month. Balance credits will be applied on a fund by fund basis and can be used to offset fees. Any credits in excess of fees will be carried forward from month to month through the end of the calendar year. For calculation purposes, IFTC uses an actual/actual basis.

            Note: The bank credit rate is the equivalent to the lesser of:
            - The average  91-day  Treasury Bill discount rate for  the month OR
            - The average Federal Funds rate for the month less 50 basis points.

            * Additional per item fees will normally be imposed for clearing through the Federal Reserve System or a direct send to a commercial bank, and for transportation.
            **  Plus Postage.

III.  NOTES TO THE ABOVE FEE SCHEDULE

      A. Asset based fees will be billed monthly at 1/12th of the annual stated rate based on monthly average net assets. Annual maintenance fees are payable monthly at 1/12th of the annual stated rate.

      B. The above schedule does not include out-of-pocket expenses that would be incurred by IFTC on the client's behalf. Examples of out-of-pocket expenses include but are not limited to forms, postage, magnetic tapes, printing, proxy processing, microfilm, microfiche, back-up recovery, pricing services, overnight mailing services, foreign registration and script fees, telephone line and long distance charges, magnetic tapes, printing, ACH bank charges, NSCC charges, proxy processing, etc. IFTC bills out-of- pocket expenses separately from service fees.

      C. The fees stated above are exclusive of terminal equipment required in the client's location(s) and communication line costs.

      D. Any fees or out-of-pocket expenses not paid within 30 days of the date of the original invoice may be charged a late payment fee of 1% per month until payment of the fees are received by IFTC.

      E. The above fee schedule is applicable for selections made and communicated within 90 days of the date of this proposal. The above fees, except for those indicated by an "*", are guaranteed for a two year period, subject to an annual increase thereafter in an amount equal to the annual percentage change in the Consumer Price Index
            (CPI) for all urban consumers in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area. All items marked by an "*" are subject to change with 60 day notice subject to negotiation.

      F. All Transfer Agency Demand Deposit Account balances will receive earnings based on the preceding formula stated in Section II - Part B (Balance Credits). All services for Bank operations will be billed directly to the fund.

      G. We will back value the credit earned and bank service charges from January 1, 1996 to present, upon receipt of this signed agreement.

      H. IFTC agrees to cap bank operations' charges so that the charge for services will not exceed the earnings credit.


/s/ Stephen R. Hilliard                   /s/ David L. Ray
---------------------------------         ------------------------------
Investors Fiduciary Trust Company         Founders Asset Management, Inc.

9/4/96                                    8/29/96
---------------------------------         ------------------------------
Date                                      Date

                                  Appendix l

                              Founders Proposed
                             Global Custody Fees

      I.  Country Based Charges:

================================================================================
Market            Asset    Transaction    Market            Asset    Transaction
                 Charge      Charge                        Charge      Charge
================================================================================

Argentina          40          $100       Malaysia           12            $50
Australia           8           $35       Mexico             15            $75
Austria            10           $50       Morocco            40           $100
Bangladesh         40          $100       Netherlands         7            $35
Belgium            10           $50       New Zealand        10            $50
Brazil             40          $100       Norway             10            $50
Canada              5           $35       Pakistan           40           $100
Cedel               5           $25       Peru               40           $100
Chile              40          $100       Philippines        40           $100
Colombia           40          $100       Poland             40           $100
Czech Republic     40          $100       Portugal           40           $100
Denmark            10           $50       Shanghai (China)   40           $100
Egypt              50          $150       Shenzhen (China)   40           $100
ECU*                5           $35       Singapore          10            $50
Finland            10           $50       South Africa       15            $75
France              8           $35       South Korea        15            $75
Germany             7           $35       Spain              15            $75
Greece             40          $100       Sri Lanka          40           $100
Hong Kong          10           $50       Sweden             10            $50
Hungary            40          $100       Switzerland         8            $35
India              40          $100       Taiwan             40           $100
Indonesia          40          $100       Thailand           15            $75
Ireland            10           $50       Turkey             40           $100
Israel             40          $100       United Kingdom      5            $35
Italy              10           $50       Uruguay            40           $100
Japan               5           $35       Venezuela          40           $100
Jordan             40          $100
Luxembourg         10           $50

================================================================================


NOTE:  Any country not listed above will be negotiated at time of investment.

Out of Pocket Expenses: As incurred (e.g. stamp taxes, registration costs, script fees, special transportation costs, etc.).


* ECU = European Currency Unit.